EXHIBIT 10.27

Third Amendment to Lease

      This THIRD AMENDMENT TO LEASE (“Amendment”) effective this 20th day of December, 2000, by and between ESPERION THERAPEUTICS, INC., (“Lessee”), and STATE-94 LIMITED PARTNERSHIP, (“Lessor”), serves to amend the Lease for the premises known as 695 KMS Place, Ann Arbor, Michigan, hereof for the purpose of renewing and extending said Lease.

WITNESSETH

      WHEREAS, Lessor and Lessee entered into that certain lease dated November 30, 1998 (as amended, the “Lease”) for premises consisting of approximately 12,400 square feet in the building described hereinabove. Lessor and Lessee entered into a First Amendment to Lease dated 12/28/98 to address construction reimbursements. Lessor and Lessee entered into a Second Amendment to the Lease dated April 6, 2000 increasing Lessee’s total area to approximately 18,813 square feet.

NOW, THEREFORE, Lessor and Lessee, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, do hereby agree that the Lease is amended as follows:

•	Lessor and Lessee agree that the correct square footage of the demised premises is 20,118 square feet and the Lease is hereby amended to reflect the correct square footage. Lessee shall not be liable for any additional rent due to the increase in square footage prior to 1/1/01.
•	Increased Real Property Taxes and Operating Expenses and Utilities. For the period commencing January 1, 2001 and ending on the Lease termination date, Lessee shall pay its pro-rata share of taxes, utilities and operating expenses in accordance with the Lease. Said share shall be 15.93% of the total.
•	Lessor and Lessee mutually agree to extend Lessee’s lease term for three years, through and including December 31, 2003. Lessee has no rights of first refusal on any space in the building. Lessee shall be granted one three- (3) year option to renew as detailed in this Amendment.

Tenant Improvement Allowances: Lessor shall provide Lessee with a Tenant Improvement allowance of $25,000 to be utilized by Lessee to make renovations and improvements to the leased premises, including without limitation, to the heating and cooling system of the premises. Upon receipt of invoices and, if reasonably required by Lessor, fully executed lien waivers in an amount up to the $25,000.00 allowance, Lessee may deduct $25,000 from the rent due for the following month (but no sooner than March, 2001.)

Furthermore, promptly upon delivery of additional paid receipts and, if reasonably required by Lessor, fully executed lien waivers of up to $75,000 in the aggregate, Lessor shall pay to Lessee that amount (to a maximum of $75,000.00 in total) for additional improvements to the leased premises. However, Lessee shall repay said $75,000 allowance as additional rent amortized over thirty-six (36) months plus interest at nine and one-half (9.5) percent per annum.

Lessee may make renovations to the leased premises with contractors selected by Lessee, but all such contractors shall be reasonably acceptable to Lessor. Lessor shall provide its consent or denial with reasons therefor within five (5) business days of Lessee’s request for consent. Lessee hereby agrees to indemnify, defend and hold Lessor harmless from any and all claims whatsoever in nature, including construction liens, to the extent resulting from renovations made by Lessee. Lessee shall not make any improvements to the demised premises without the prior written consent of the Lessor. Such consent will be delivered within five (5) business days and shall not be unreasonably withheld.

Section 2001 is hereby amended as follows: Lessee shall insure all improvements Lessee makes.

Rent: Effective January 1, 2001, and subject to the credits and allowances set forth above, Lessee shall pay to
Lessor base monthly rent and the amortized improvement allowance for the premises in the sum of One million fifty-one thousand two and 00/100 ($1,051,002.00) Dollars in monthly installments on the first day of each month as follows:

•	For the period January 1, 2001 through December 31, 2001 installments of Twenty-eight thousand three hundred fifty-six and 25/100 ($28,356.25) Dollars;
•	For the period of January 1, 2002 through December 31, 2002 installments of Twenty-nine thousand one hundred ninety-four and 50/100 ($29,194.50) Dollars;
•	For the period of January 1, 2003 through December 31, 2003 installments of Thirty thousand thirty-two and 75/100 ($30,032.75) Dollars.
All rent shall be paid in accordance with Paragraph 402 of the Lease.

Option: Section 3401 of the Lease shall be changed to read as follows:
Lessee will have the option to extend and renew the Term of this Lease for one (1) additional term of three (3) years (which shall be referred to as a “Renewal Term”). The Renewal Term will commence January 1, 2004. Rent during the Renewal Term shall be made in monthly installments as follows:

•	For the period January 1, 2004 through December 31, 2004 installments of $30,428.48;
•	For the period January 1, 2005 through December 31, 2005 installments of $31,949.90;
•	For the period January 1, 2006 through December 31, 2006 installments of $33,547.39.

Otherwise, the Lease shall continue on the same terms and conditions, except that there will be no further options to renew the Term after the Renewal Term. The renewal option shall be exercisable by written notice to Lessor not later than nine (9) months before the expiration of the current Term, provided Lessee is not in default under any of the terms or conditions of this Lease at the date Lessee gives notice of renewal or at any time thereafter to and including the first day of the Renewal Term. Failure to timely exercise Lessee’s option to renew, in writing, shall forfeit Lessee’s rights under this Section. Lessee expressly waives any oral right to renew or any claim for renewal based upon oral promises of Lessor or its agents.

Assignment: Section 1501 of the Lease shall be amended to read as follows:
Lessee shall submit to Lessor, with any request for Lessor’s consent to any proposed assignment, written evidence of the business experience and financial condition of the proposed assignee, and a description of the business proposed to be conducted in the Premises by the assignee. Lessor will have the right to disapprove of any proposed assignment for any lawful reason Lessor determines in good faith, which may include (without limitation) the business experience and/or financial condition of the proposed assignee, and/or the nature of the business to be conducted in the Premises. Upon approval of proposed assignee, Lessee shall be responsible for all reasonable attorneys’ fees incurred by Lessor to draft or review any documents necessary to transfer all legal and financial responsibility to the assignee.

Except as expressly modified herein, all terms, conditions and provisions of the Lease are hereby ratified and affirmed and remain in full force and effect.

Submission of this Amendment by LESSOR is not an offer to enter into this Amendment but rather is a solicitation for such an offer by LESSEE. LESSOR shall not be bound by this Amendment until LESSOR has executed and delivered the same to LESSEE.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

LESSOR STATE-94 LIMITED PARTNERSHIP

/s/ Erin Leveson Witness	By:/s/ Donald S. Chisholm Donald S. Chisholm, General Partner

LESSEE ESPERION THERAPEUTICS, INC.

/s/ Christine K. Ballman Witness	By: /s/ Roger S. Newton

Its: Pres/CEO